UNITED STATES DISTRICT COURT
FOR THE Northern District of Illinois – CM/ECF NextGen 1.7.1.1
Eastern Division

Vikram P Grover
Plaintiff,
v.
Net Savings Link, Inc., et al.
Defendant.

Case No.: 1:21–cv–05054
Honorable Mary M. Rowland

NOTIFICATION OF DOCKET ENTRY

This docket entry was made by the Clerk on Tuesday, December 5, 2023:

MINUTE entry before the Honorable Mary M. Rowland: Telephonic motion hearing held. Counsel for Plaintiff and defendant Tilton appeared telephonically. No counsel appeared on behalf of the corporate defendants. For the reasons stated on the record, Plaintiff's motions for default judgment against corporate defendants Net Savings Link, Inc., Wilton Group, Limited, Wilton UK (Group), LTD, Wilton Group, Limited, and China Food and Beverage Co. [136] and motion for default pursuant to FRCP 55(a) [120] are granted. The corporate entities have been unrepresented since 6/16/23 and have largely failed to participate in discovery during the entire time the case has been pending. Plaintiff's motion is granted. Default Judgment against corporate defendants Net Savings Link, Inc., Wilton Group, Limited, Wilton UK (Group), LTD, Wilton Group, Limited, and China Food and Beverage Co. is entered in the amount of $57,903,750.00 including post judgment interest. The court will allow Plaintiff to seek reasonable attorneys' fees. Plaintiff's motion for attorneys' fees is due 1/9/24. Plaintiff's motion to file a supplement in support of his damage's calculation [143] is granted. The court has reviewed the amended joint status report. [145] The parties reported on the status of discovery. The court adopts the proposed briefing schedule of Plaintiffs' motion for summary judgment as follows: Plaintiff's motion for summary judgment due 1/31/24; Defendant Tilton's response due 2/21/24. Plaintiff's reply due 2/28/24. These dates will NOT be extended. The court will either set the matter for hearing or rule by mail. Mailed notice. (dm,)